EXHIBIT 99.4
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media	RAI 2006-16
	Ken Whitehurst	Seth Moskowitz
	(336) 741-0951	(336) 741-7698
Reynolds American Inc. Announces Plans to Commence A Registered Exchange Offer
Winston-Salem, N.C. — May 11, 2006 — Reynolds American Inc. (NYSE: RAI) announced today that, following the completion of its private offer (announced earlier today) to exchange new senior secured notes (the “Exempt RAI Notes”) for certain outstanding notes (the “RJR Notes”) of RAI’s direct wholly owned subsidiary, R.J. Reynolds Tobacco Holdings, Inc. (“RJR”), RAI plans to conduct a subsequent registered offer to issue new senior secured notes that have been registered under the Securities Act of 1933 in exchange for the Exempt RAI Notes, as well as in exchange for RJR Notes held by holders who were not eligible to participate in the initial private exchange offer. The registered exchange offer is expected to commence after the completion of the private exchange offer and prior to the end of 2006.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of RAI, RJR or their affiliates. The offering will be made only by means of a prospectus contained in the registration statement to be filed by RAI with the Securities and Exchange Commission.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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